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                                                                   EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 21, 1993, which is incorporated by reference in the Peoples Bancorp of Worcester, Inc. Annual Report (Form 10-K) for the fiscal year ended December 31, 1992, and our report dated January 20, 1994, which is included in the Current Report on Form 8-K of Shawmut National Corporation dated March 28, 1994, both of which are incorporated by reference in the Proxy Statement of Peoples Bancorp of Worcester, Inc. which is made a part of the Registration Statement (Form S-4) and related Prospectus of Shawmut National Corporation for the registration of its common stock.

/s/ ERNST & YOUNG

ERNST & YOUNG

Worcester, Massachusetts
March 28, 1994